Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of November 2, 2020, by and between Thomas C. Salerno (“Employee”) and TSR, Inc., a Delaware corporation, with offices at 400 Oser Avenue, Suite 150, Hauppauge, New York 11788 (the “Company”), (collectively referred to herein as the “Parties”).

WHEREAS, Employee is employed by the Company as its Chief Executive Officer; and

WHEREAS, the Parties wish to enter into an employment agreement based on the terms and conditions contained in this Agreement, which Agreement will supersede any and all prior agreements and understandings between the Parties, verbal or written, with respect to the subject matter of this Agreement and with respect to the subject matter of any other agreement incorporated herein by reference.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the Parties agree as follows:

1. Term of Employment. Except for earlier termination as provided in Section 4 hereof, the term of employment under this Agreement will commence on November 2, 2020, (“Effective Date”) and will continue thereafter until November 2, 2023 (“Term of Employment”). Unless otherwise agreed in writing, should Employee continue his employment after the Term of Employment, Employee’s employment with the Company shall be on an at-will basis. Employee’s at-will employment relationship shall mean that Employee or the Company may separate Employee’s employment at any time, with or without reason, without notice. For the avoidance of doubt, Employee shall not be eligible for any severance benefits pursuant to Section 4.4, under any circumstances unless otherwise agreed upon in writing, after the Term of Employment.

2. Employment Position and Duties.

2.1 Employee shall serve as the Chief Executive Officer (“CEO”) and shall have the duties, responsibilities, functions and authority appropriate to the position of CEO. During Employee’s employment, Employee shall render to Company services that are consistent with Employee’s position, or as the Company’s Board of Directors (the “Board”) may from time to time reasonably direct.

2.2 Employee shall report to the Board, and Employee shall devote his full business time and attention to the business and affairs of the Company and its Subsidiaries. So long as Employee is employed by the Company, Employee shall not, without the prior written consent of the Board, perform other services for compensation for the benefit of any Person other than the Company and its Affiliates; provided, that the foregoing shall not prevent Employee from (i) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board, other for profit companies, (ii) participating in charitable, civic, educational, governmental, professional, community or industry affairs, and (iii) managing Employee’s passive personal investments, in each case, so long as such activities do not violate Section 5, and do not, individually or in the aggregate, materially or unreasonably interfere or conflict with Employee’s duties hereunder or create a potential or actual business or fiduciary conflict.

2.3 Subsidiaries. For purposes of this Agreement, “Subsidiaries” means with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person (or, in the case of a partnership, limited liability company or other similar entity, control of the general partnership, managing member or similar interests) or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

2.4 Affiliates. For purposes of this Agreement, “Affiliate” of any specified Person means, with respect to (i) any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such specified Person and (ii) any Person that is a natural Person, the spouse, ancestors or lineal descendants of such Person, any limited partnership or limited liability company controlled by such Person or such Person’s spouse, ancestors or lineal descendants or in which such Person or such Person’s spouse, ancestors or lineal descendants holds a majority interest, any trust established for the benefit of any of them and such Person’s estate or legal representative.

2.5 Person. For purposes of this Agreement, “Person” means any natural person, corporation, partnership (whether general or limited), limited liability company, association, custodian, nominee, trust, estate, joint venture, governmental authority or other individual or entity.

3. Compensation and Other Remuneration. In exchange for services rendered by Employee hereunder, Company shall provide the following:

3.1 Base Salary. During Employee’s Term of Employment, the Company will pay to Employee a base salary at the rate of not less than $350,000.00 per annum as may be adjusted at the discretion of the Board from time to time (the “Base Salary”). The Base Salary will be paid in accordance with the Company’s customary payroll practices (in effect from time to time, but in no event less frequently than monthly) and shall be subject to payroll deductions and required withholdings.

3.2 Annual Bonus Program. In addition to the Base Salary, Employee shall be eligible to participate in the Company’s annual bonus program (“Annual Bonus”) with a total bonus potential of up to 35% of Employee’s Base Salary for each fiscal year during the Term of Employment (the “Target Bonus Amount”). Employee shall only be eligible for the Annual Bonus if there are no publicly reportable audit findings for that fiscal year, and if Employee is employed as an active employee on the last day of the fiscal year end in which the Annual Bonus relates. The Annual Bonus amounts, if any, will be paid in accordance with the Company’s customary payroll practices in effect from time to time. The final amount of the Annual Bonus earned shall not be determined until the Company’s annual 10-k filing. The Annual Bonus shall be paid out as follows:

(a) Fifty percent (50%) of the estimated Annual Bonus, if any, will be paid within thirty (30) days of the end of the fiscal year following the fiscal year to which such Annual Bonus relates.

(b) Once the final amount of the Annual Bonus is determined by the Board, following the Company’s annual 10-k filing, and contingent upon no publicly reportable audit findings, Employee shall be paid the balance of the Annual Bonus. This amount shall be fifty percent (50%) of the Annual Bonus if the estimate pursuant to subsection (a) of this Section 3.2 is deemed earned, or in the alternative, the total Annual Bonus as determined by the Board less the estimate paid pursuant to subsection (a) of this Section 3.2.

(c) Notwithstanding anything herein, if it is determined that based on the audit findings, Employee is not eligible for the amount of the estimated portion of the Annual Bonus paid pursuant to subsection (a) of this Section 3.2, Employee and Company agree that Company may claw back or recover the payment advanced pursuant to subsection (a) of this Section 3.2.

(d) Notwithstanding anything herein, Employee forfeits any and all Annual Bonus if: (i) Employee is terminated for Cause (as defined herein) prior to the date the Annual Bonus is paid out in its entirety; or (ii) Employee resigns for any reason prior to the date the Annual Bonus is paid out in its entirety. Forfeiture under this subsection (d) shall mean that the Company may recover any advanced bonus portion paid pursuant to subsection (a) of this Section 3.2.

(e) The Target Bonus Amount for Fiscal Year (“FY”) 2021 and any following years shall be based on Company financial information and established by the Board.

3.3 Equity. Employee shall be eligible to participate in the TSR, Inc. 2020 Equity Incentive Plan.

3.4 Vacation. During Employee’s employment, Employee shall be entitled to four (4) weeks of paid vacation per calendar year (as pro-rated for partial years), and other paid time off offered under the Company’s policies, in accordance with the Company’s policy with respect to vacation accrual and use applicable to employees as in effect from time to time, to be accrued beginning on the Effective Date. Vacation may be taken at such times and intervals as Employee determines, subject to the business needs of the Company as determined by the Board. At no time shall Employee accrue more than four (4) weeks of vacation. Unless otherwise required by law, Employee shall not be paid any accrued and unused vacation upon separation of employment for any reason.

3.5 Benefits. While Employee is employed hereunder, Employee shall be entitled to all standard Company benefits generally available to executives under the Company’s Health Plan from time to time, including, but not limited to, group medical health, group insurance and similar benefits, subject to the terms and conditions of the applicable policy, plan or program. Employee’s participation in such employee benefit plans will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company, in its sole discretion, may modify or terminate any employee benefit plan at any time.

3.6 Car Allowance. The Company will provide Employee with a monthly car allowance of $1,800.00 (“Car Allowance”).

3.7 Business Expenses. During Employee’s employment, the Company shall reimburse Employee for all reasonable and approved business expenses incurred by Employee in the course of performing Employee’s duties and responsibilities under this Agreement, which business expenses are consistent with the Company’s policies in effect from time to time, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

4. Termination.

4.1 Termination for Cause. The Company may terminate Employee’s employment and all of the Company’s obligations hereunder, other than its obligations set forth below in this Section 4.1, at any time for “Cause.” “Cause” shall mean termination of Employee’s employment because of Employee’s (a) conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised); (b) willful failure or refusal without proper cause to perform Employee’s duties with the Company, including Employee’s obligations under this Agreement (other than any such failure resulting from Employee’s incapacity due to physical or mental impairment) and, after having been given written notice thereof by the Company, failure to correct such willful failure or refusal to perform (if curable) within thirty (30) days after receipt of such notice; (c) misappropriation, embezzlement or reckless or willful destruction of Company property; (d) breach of any statutory or common law duty of loyalty to the Company; (e) violation of any material Company policy including its harassment, discrimination and retaliation policies; (f) intentional and improper conduct materially prejudicial to the business of the Company or any of its Affiliates; or (g) breach of any of the covenants provided for in Section 5 hereof.

(a) In the event of the termination of Employee’s employment by the Company for Cause, without prejudice to any other rights or remedies that the Company may have at law or in equity, the Company shall have no further obligations to Employee other than to: (i) pay Base Salary; (ii) pay approved, unreimbursed business expenses in accordance with Company policy; and (iii) comply with obligations owed under the Company’s benefit plans in accordance with their terms as in effect as of the effective date of termination ((i) through (iii) collectively, the “Termination Entitlement”).

(b) In the event of the termination of Employee’s employment by the Company for Cause, Employee will forfeit Employee’s rights to benefits and payments under any benefit plan or other plan of the Company which may be applicable.

4.2 Termination Due to Death. This Agreement shall terminate upon Employee’s death and the Company shall not have any further obligations hereunder, except that Employee’s estate will be entitled to receive, in addition to any regular life insurance benefits paid by the Company, the Termination Entitlement.

4.3 Termination Due to Disability. Because of Employee’s position, if, during Employee’s employment, Employee becomes physically or mentally disabled, whether totally or partially, so that Employee is prevented from performing the material functions of Employee’s position, with or without accommodation, for periods aggregating six (6) months in any twelve (12) month period, the Company will be entitled to terminate Employee’s employment upon written notice to Employee given at any time thereafter during which Employee is still disabled. Employee will thereafter be entitled to receive the Termination Entitlement.

4.4 Other Termination by the Company. The Company may also terminate Employee’s employment during the Term of Employment, other than a termination under Sections 4.1, 4.2, or 4.3, at any time upon written notice to Employee. In the event that Employee’s employment is so terminated during the Term of Employment for reasons other than that provided in Sections 4.1, 4.2 or 4.3, in addition to the Termination Entitlement, Employee will receive, subject to the requirements of Section 4.8, a “Health Benefit” and a “Severance Payment,” as defined and detailed below:

(a) “Severance Payment” shall be defined as: (i) One (1) year of Base Salary, less applicable withholdings and deductions, (ii)  One (1) year of Car Allowance, less applicable withholdings and deductions, and (iii) Annual Bonus, which shall be calculated as 50% of the Annual Bonus awarded in the fiscal year prior to the Employee’s termination, if any, if Employee’s employment is terminated without Cause during the Term of Employment.

(b) The Severance Payment shall be made payable over the course of one (1) year following the date of termination and paid in accordance with the Company’s customary payroll practices following the effective date of the general release and severance agreement (the “Severance Period”).

(c) If, however, Employee is offered employment with the Company, or any Affiliate or Subsidiaries within ninety (90) miles of Employee’s current residence at the same level and Base Salary, Employee is not eligible for any Severance Payment. If Employee is offered employment with the Company, or any Affiliate or Subsidiaries, more than ninety (90) miles of Employee’s current residence and chooses to accept such offer, Employee is also not eligible for any Severance Payment.

(d) Employee understands that Base Salary shall not include any additional compensation or incentives; and

(e) Employee understands that this Section only applies if Employee is terminated from employment for any reason other than under Sections 4.1, 4.2 or 4.3 during the Term of Employment.

(f) In addition to the Severance Payment, subject to (i) Employee’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (ii) Employee’s continued copayment of premiums at the same level and cost to Employee as if Employee were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers Employee (and Employee’s eligible dependents) for a period of one (1) year at the Company’s expense, provided that Employee is eligible and remains eligible for COBRA coverage (the “Health Benefit”). Notwithstanding the foregoing, the Company shall not be obligated to provide the continuation coverage contemplated by this Section 4.4(f) if it would result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable). During the Severance Period, Employee will not be entitled to any additional awards or to continue elective deferrals in or accrue additional benefits under the Company’s 401(k) plan or any other qualified or nonqualified retirement programs maintained by the Company.

(g) If Employee accepts benefits-eligible employment with any other corporation, partnership, trust, government or other entity during the one (1) year period Employee is eligible for the Health Benefit (notice of such employment to be provided to the Company within ten (10) business days) or otherwise notifies the Company in writing of Employee’s intention to terminate Employee’s Health Benefit, Employee shall cease to receive any Health Benefit, effective upon the commencement of such employment or the effective date of such termination as specified by Employee in Employee’s notice of intention to terminate benefits.

4.5 Termination Due to Material Breach by Company. Employee will have the right, exercisable by written notice to the Company, to terminate Employee’s employment during the Term of Employment, effective thirty (30) days after the giving of notice, if at the time of such written notice, the Company shall be in material breach of its obligations hereunder; provided, however, that such written notice is provided to the Company within ninety (90) days after the occurrence of such material breach; and provided further, this Agreement and Employee’s employment will not so terminate if within such thirty (30)-day notice period the Company has, within its reasonable discretion, cured all such material breaches of its obligations hereunder. If such material breach has not been so cured, Employee may elect, subject to the requirements of Section 4.8, to treat such breach as a termination of the Term of Employment by the Company pursuant to Section 4.4 above, and Employee shall be entitled to the rights and benefits provided for therein. For the avoidance of doubt, this provision only applies and Employee is only eligible to payments under Section 4.4 during the Term of Employment.

4.6 Termination Due to Change in Control. For purposes of this Agreement, “Change in Control” shall mean: (i) any merger or consolidation of the Company with or into another entity (other than any such merger or consolidation in which the shareholders of the Company immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the outstanding capital stock or other ownership interests in the surviving corporation); (ii) any sale, transfer, or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of the Company, or; (iii) any other transaction or series of related transactions pursuant to which a single person or entity (or group of affiliated persons or entities) acquires from the Company or its shareholders a majority of the voting power of the outstanding capital stock or other ownership interest in the Company. With respect to this paragraph, the term “Company” includes any parent entity having at least 50% ownership of the company employing Employee. If, prior to the expiration of the Term of Employment and within twelve (12) months following a Change in Control, Employee is subject to termination other than for Cause, then the Company will pay “Change in Control Severance Benefits” to Employee (which shall be the sole benefits Employee is entitled to under these circumstances). The Change in Control Severance Benefits will consist of (i) a payment (less applicable withholdings and deductions) equivalent to 12 months of Employee’s Base Salary (as in effect immediately prior to (a) the Change in Control, or (b) the date of the termination of Employee’s employment, whichever is greater), payable as a single lump sum within 74 days of Employee’s termination of employment; (ii)  100% of the Employee’s Annual Bonus as paid in the previous year, payable as a single lump sum within 74 days of the termination of Employee’s employment; (iii) taxable cash payments paid each calendar month for 18 months in an amount equal to the monthly COBRA premium at the time of Employee’s termination for the health benefits that Employee and Employee’s eligible dependents had in effect under the Company’s plans immediately prior to Employee’s termination (the “COBRA Payment”); and (iv) Acceleration of vesting of one hundred percent (100%) of Employee’s unvested equity award compensation under any equity incentive plan maintained by Company, to the extent permitted by such plan and by applicable laws.

4.7 Resignation or Retirement. Employee may terminate the Term of Employment for any reason, including, without limitation, Employee’s retirement, at any time on sixty (60) days’ prior written notice to the Company. In such event, the Company’s only obligation to Employee will be payment of the Termination Entitlement. In any instance in which Employee provides written notice of Employee’s termination of the Term of Employment to the Company, the Company may elect to terminate Employee’s employment immediately, in which case the Company’s only obligation to Employee will be payment of the Termination Entitlement, treating the last day of the notice period as the date of termination solely for purposes of calculating the Termination Entitlement. In no event will the Company’s early termination of Employee’s employment pursuant to the preceding sentence be considered a termination of the Term of Employment by the Company under Section 4.4 and in no event shall the Company’s early termination of Employee pursuant to the preceding sentence require the Company to provide the Termination Entitlement for any greater period than the period beginning on the date Employee’s written notice of termination is received by the Company and ending sixty (60) days thereafter.

4.8 Release. In the event of a termination of the Term of Employment pursuant to Sections  4.4, 4.5, or 4.6 above, a condition precedent to the Company’s obligation to make or continue to make the payments associated with such termination or to provide any Severance Payment or Health Benefit shall be Employee’s execution and delivery to the Company of a general release of all claims Employee has or may have against the Company, its affiliates and their related persons arising out of or in connection with Employee’s employment or termination of employment, in a form to be provided by the Company. Any severance payments made to Employee shall be in regular installments on the Company’s customary payroll dates following the effective date of the release agreement and subject to applicable withholdings and deductions. If the period for signing the release spans two (2) calendar years, then any payments that are contingent upon signing the release will commence in the second calendar year.

4.9 No Other Payments or Benefits. In the event Employee’s employment is terminated during the Term of Employment, Employee shall not be entitled to any severance under the Company’s general employee policies or any severance policy or plan maintained by the Company, the payments and benefits provided for in this Agreement constitute the sole source of any payments or benefits payable to Employee except any amounts payable to Employee as required by applicable law. Except as may be otherwise provided in Section 4.4(f), Employee’s rights to benefits and payments under any benefit plan of the Company will be determined in accordance with the then current terms and provisions of such plans and any agreements under which such benefits or payments were granted.

4.10 Forfeiture. In the event Employee breaches the terms of Section 5 of this Agreement, Employee acknowledges and agrees that Employee shall forfeit any remaining amounts due to Employee under this Section 4 other than Employee’s Termination Entitlement. The Company’s rights contained in this Section 4.10 shall be in addition to, and shall not limit, any other rights or remedies that the Company may have under law or in equity.

5. Protection of Confidential Information, Non-Competition, Non-Solicitation, Non-Disparagement and Cooperation.

5.1 Protection of Confidential Information.

(a) Acknowledgements. Employee acknowledges that Employee’s continued employment by the Company will continue to bring Employee into close contact with many confidential affairs of the Company, including information about costs, profits, markets, sales, products, key personnel, operational methods, technical processes, plans for future development and other business affairs and editorial matters not readily available to the public. In recognition of the foregoing, Employee covenants and agrees to the requirements of this Section 5.

(b) Safeguarding of Confidential Information. Employee will keep secret all confidential matters of the Company, and will not use for Employee’s own benefit or intentionally disclose such matters to anyone outside of the Company, either during or after Employee’s employment, except with the Company’s written consent, provided that (i) Employee will have no such obligation to the extent such matters are or become publicly known other than as a result of Employee’s breach of Employee’s obligations hereunder; (ii) Employee may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such matters to the extent required by applicable laws or governmental regulations or judicial or regulatory process; and (iii) Employee may disclose the terms of this Agreement to Employee’s spouse or life partner, attorney, accountant, and/or financial advisor, provided that such persons also agree to maintain such confidentiality. Nothing in this provision prohibits Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee does not need the Company’s prior authorization to make any such reports or disclosures, and Employee is not required to notify the Company that Employee has made such reports or disclosures. The rights set forth herein are in addition to all rights the Company may have under the common law or applicable statutory laws relating to the protection of trade secrets;

(c) Return of Company Property and Information. Upon termination of Employee’s employment for any reason, or at any other time the Company may so request, Employee will deliver promptly to the Company all memoranda, notes, records, reports and other documents (and all copies thereof) in any form whatsoever (including information contained in computer memory or on any computer disks or other storage devices) relating to the Company’s business, which Employee obtained while employed by, or otherwise serving or acting on behalf of, the Company and which Employee may then possess or have under Employee’s control and not maintain copies of any such documents on any personal computer, cloud account, or other storage device in Employee’s personal possession. No later than the effective date of Employee’s termination, Employee will also return all Company property previously in Employee’s possession, including but not limited to any Company equipment, electronic devices, keys, identification cards, and credit cards.

(d) Nonsolicitation of Employees. (i) During Employee’s employment, (ii) for a period of twenty-four (24) months after the termination of Employee’s employment for any reason and (iii) during the Severance Period, Employee will not, directly or indirectly, employ or solicit the employment of, and shall not assist, induce, cause or encourage any other person or entity to employ or solicit the employment of, any person who was an employee of the Company or any of its affiliated companies at the date of Employee’s termination or within six (6) months prior thereto; provided, however, that this Section 5.1(d) shall not preclude general advertising for personnel or responding to an unsolicited request for a personal recommendation for or evaluation of an employee of the Company or any of its subsidiaries or affiliates.

5.2 Noncompetition. (i) During Employee’s employment, (ii) for a period of twelve (12) months after termination of Employee’s employment for any reason, and (iii) during the Severance Period, Employee will not, directly or indirectly, without the prior written consent of the Board, render any services to any other person or entity, or own or acquire any interest of any type in any other person or entity which is engaged, either directly or indirectly, in the services provided by the Company or any other business engaged in material competition with the Company throughout the United States. Such competitive business activities or services shall include providing, overseeing or having any responsibilities for services related to Internet Technology (“IT”) recruiting, staff augmentation, IT consulting, or the placement of experience technical personnel and consultants. The foregoing shall not be deemed to prohibit Employee from acquiring securities of any corporation which are publicly traded so long as such securities do not constitute more than one percent (1%) of the outstanding voting power of that public company.

5.3 No Use of Client Information; Nonsolicitation of Company Clients or Prospective Clients. Employee acknowledges that the Company has a compelling business interest in preventing unfair competition stemming from the use or disclosure of confidential client information, including but not limited to the identity of clients and prospective clients (“Client Information”), in the event that, after any termination of Employee’s employment with the Company, Employee goes to work for or become affiliated with a competitor of the Company or otherwise engage in business activities that are competitive with those of the Company. Employee further acknowledges that all clients serviced by Employee as an executive of the Company are clients of the Company and not Employee’s personally, and that by virtue of Employee’s employment with the Company, Employee has gained or will gain knowledge of the identity, characteristics, and preferences of clients, and that Employee would inevitably have to draw on Client Information if Employee were to solicit or service the Company’s clients or contact prospective clients on behalf of a competing business enterprise. Accordingly, Employee agrees that during the period twenty-four (24) months following Employee’s termination from employment for any reason, Employee will not, in connection with a business in competition with the Company, solicit the business of or service any client for whom Employee or Company provided any services or as to whom Employee’s had access to Client Information during the course of Employee’s employment with the Company. Employee also agrees that, during the period of twenty-four (24) months following Employee’s termination from employment for any reason, Employee will not encourage or assist any person or entity in competition with the Company to solicit or service any client of the Company covered by this Section 5.3, or otherwise seek to encourage or induce any such client to cease doing business with, or lessen its business with, the Company.

5.4 Cooperation. Following the termination of Employee’s employment under this Agreement for any reason, Employee agrees to cooperate with the Company in providing for an orderly transition through the effective date of Employee’s termination of employment and for a period of at least eighteen (18) months, or more as reasonably necessary, which cooperation shall include giving such assistance at mutually agreeable times as may be reasonably requested by the Company. Such cooperation shall extend to additional matters as reasonably requested by the Company from time to time, including, without limitation, legal matters about which Employee has knowledge by virtue of Employee’s employment with the Company. The Company will reimburse Employee for Employee’s reasonable out-of-pocket expenses, including any lost wages or pay incurred by Employee, and reasonable attorneys’ fees incurred by Employee in connection with providing such assistance to the extent allowed by applicable law.

5.5 Non-Disparagement. Employee will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (including any subsidiaries or affiliates and each of their officers, directors, and employees), including, but not limited to, any statements that disparage any person, product, service, financial condition, or any other aspect of the business of the Company, Company Subsidiaries or Affiliates, provided, however, that nothing herein shall prevent Employee from exercising Employee’s rights under Section 7 of the National Labor Relations Act. Nothing herein shall prevent Employee or the Company from testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required or permitted by law.

5.6 Immunity from Liability for Confidential Disclosure of a Trade Secret to the Government or in a Sealed Court Filing. The federal Defend Trade Secrets Act of 2016 immunizes Employee against criminal and civil liability under federal or state trade secret laws – under certain circumstances – if Employee discloses a trade secret for the purpose of reporting a suspected violation of law. Immunity is available if Employee discloses a trade secret in either of these two circumstances: (A) Employee discloses the trade secret (a) in confidence, (b) directly or indirectly to a government official (federal, state or local) or to a lawyer, and (c) solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a legal proceeding, Employee discloses the trade secret in the complaint or other documents filed in the case, so long as the document is filed “under seal” (meaning that it is not accessible to the public).

6. Ownership of Work Product. Employee acknowledges that during Employee’s employment, Employee may, in the course of Employee’s employment, conceive of, discover, invent or create inventions, improvements, new contributions, literary property, material, ideas and discoveries, whether patentable or copyrightable or not (all of the foregoing being collectively referred to herein as “Work Product”), and that various business opportunities shall be presented to Employee by reason of Employee’s employment by the Company. Employee acknowledges that, unless the Company otherwise agrees in writing, all of the foregoing shall be owned by and belong exclusively to the Company and that Employee will have no personal interest therein, provided that they are, in the case of Work Product, conceived or made on the Company’s time or with the use of the Company’s facilities or materials, or, in the case of business opportunities, are presented to Employee for the possible interest or participation of the Company. Employee will further, unless the Company otherwise agrees in writing, (i) promptly disclose any such Work Product and business opportunities to the Company; (ii) assign to the Company, upon request and without additional compensation, the entire rights to such Work Product and business opportunities to the extent not otherwise owned at law by the Company; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of Employee’s inventorship or creation in any appropriate case. Employee agrees that Employee will not assert any rights to any Work Product or business opportunity as having been made or acquired by Employee prior to the date of this Agreement except for Work Product or business opportunities, if any, disclosed to and acknowledged by the Company in writing prior to the date hereof. In furtherance of and without limiting the foregoing, any copyrightable work created in connection with the services provided by Employee hereunder shall be considered “work made for hire” under the Copyright Law of 1976 and any successor thereto, and the Company shall be the owner of such work.

7. Representations.

7.1 Employee represents and warrants that Employee is not a party to any agreements or understandings which would prevent Employee’s fulfillment of the terms of this Agreement or which would be violated by entering into this Agreement and performing Employee’s obligations hereunder;

7.2 The Company shall have the right to use Employee’s name, biography and likeness in connection with its respective businesses and that of its subsidiaries and affiliates, but not as a direct endorsement;

7.3 Upon execution of this Agreement by the Company, this Agreement shall be Employee’s valid and binding obligation enforceable in accordance with its terms; and

7.4 Employee is not subject to any pending, or to Employee’s knowledge, any threatened lawsuit, action, investigation or proceeding involving Employee’s prior employment or consulting work or the use of any information or techniques of any former employee or contracting party.

8. General.

8.1 Notices. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally or mailed first-class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company:

Board of Directors
TSR, Inc.
400 Oser Avenue, Suite 150
Hauppauge, New York 11788

If to Employee, to the address set forth on the records of the Company.

8.2 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

8.3 Captions. The section headings and boldface type contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.4 Entire Agreement and No Other Representations. The Parties expressly acknowledge, represent and agree that this Agreement is fully integrated, and contains and constitutes the complete and entire agreement and understanding of the Parties with respect to the subject matters hereof and supersedes any and all agreements, understandings, and discussions, whether written or oral, between the Parties with respect to the subject matters hereof. The Parties further acknowledge, represent and agree that neither has made any representations, promises or statements to induce the other party to enter into this Agreement, and each party specifically disclaims reliance, and represents that there has been no reliance, on any such representations, promises or statements and any rights arising therefrom.

8.5 Assignability. This Agreement and Employee’s rights and obligations hereunder may not be assigned by Employee. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of the business and assets of the Company which is employing Employee and such rights and obligations shall inure to, and be binding upon, any successor to the business or substantially all of the assets of the Company or division which is employing Employee; whether by merger, purchase of stock or assets or otherwise, and such successor shall expressly assume such obligations.

8.6 Amendments, Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived only by written instrument executed by both of the Parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect such party’s right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

8.7 Mediation and Arbitration. The Parties agree that all claims, disputes, and/or controversies arising under this Agreement and/or related to Employee’s employment hereunder (whether or not based on contract, tort or upon any federal, state or local statute, including but not limited to claims asserted under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, any state fair employment practices act, and/or the Americans with Disabilities Act), shall be resolved exclusively through mediation/arbitration by JAMS, in the County of New York in the State of New York. The Parties agree that the Parties shall first attempt to resolve any dispute through mediation, with mediation fees to be split by both Parties, and if mediation fails, the Parties agree that they shall proceed in accordance with the JAMS Rules and Procedures for Mediation/Arbitration of Employment Disputes; provided, however, that in the event that the Company alleges that Employee is in breach of any of the provisions contained in Sections 5 or 6 of this Agreement, the Company shall not be exclusively required to submit such dispute to mediation/arbitration. In such event, the Company may, at its option, seek and obtain from any court having jurisdiction, injunctive or equitable relief, in addition to pursuing at arbitration all other remedies available to it (including without limitation any claims for relief arising out of any breach of Sections 5 or 6 of this Agreement). In the event that the Company chooses to bring any such suit, proceeding or action for injunctive or equitable relief in an appropriate court, Employee hereby waives his right, if any, to trial by jury, and hereby waives his right, if any, to interpose any counterclaim or set-off for any cause whatever and agree to arbitrate any and all such claims.

8.8 Specific Remedy. In addition to such other rights and remedies as the Company may have at equity or in law with respect to any breach of this Agreement, if Employee commits a material breach of any of the provisions of Sections 5 or 6, the Company will have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Employee also agrees to indemnify the Company and hold the Company harmless from any and all losses suffered by the Company as a result of any violation by Employee of this Agreement. If any legal action or other proceeding is brought by the Company for the enforcement of this Agreement, the prevailing party shall pay reasonable attorneys’ fees and other legal expenses incurred by the opposing party, including court costs and all expenses incurred in that action or proceeding in addition to any other relief, incurred to enforce this Agreement, or because of an alleged dispute, breach, default or misrepresentation by Employee or the Company in connection with any provisions of this Agreement. For purposes hereof, a party shall be deemed the prevailing party, if the opposing party is deemed to have breached his or its obligations under this Agreement or this Agreement is enforced against such party, notwithstanding any reduction of geographical location or time period. For the avoidance of doubt, in addition to other rights and remedies existing in its favor, and notwithstanding Section 8.7, Company shall be entitled to such specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In the event of an alleged breach of violation by Employee of Section 5, the time period for such restrictions shall be extended automatically by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured.

8.9 Acknowledgment and Consent. Employee acknowledges that the restrictions contained in this Agreement, including but not limited to those contained in Sections 5 or 6, are fair, reasonable and necessary for the protection of the legitimate business interests of the Company, and that the Company will suffer irreparable harm in the event of any actual or threatened breach by Employee. Employee therefore consents to the entry of a restraining order, preliminary injunction, or other court order to enforce this Agreement and expressly waives any security that might otherwise be required in connection with such relief. Employee also agrees that any request for such relief by the Company shall be in addition to and without prejudice to any claim or monetary damages which the Company might elect to assert.

8.10 Severability. If any provision of this Agreement is held to be unenforceable by a court, the remaining provisions shall be enforced to the maximum extent possible. If a court should determine that any provision of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.

8.11 Withholding Taxes. Payments made to Employee pursuant to this Agreement shall be subject to withholding and social security taxes and other ordinary and customary payroll deductions.

8.12 Compliance with IRC Section 409A. To the extent that payments and benefits in this Agreement are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), this Agreement is intended to comply with and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, if at the time of Employee’s termination of employment with the Company Employee is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the expiration of the six-month period measured from the date of Employee’s separation from service with the Company (or the earliest date as is permitted under Section 409A of the Code). On the first day of the seventh month following the date of Employee’s separation from service, or if earlier, the date of Employee’s death, all payments delayed pursuant to this paragraph (whether they would have otherwise been paid or reimbursed to Employee in a single sum or in installments) shall be paid or reimbursed to Employee in a single sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal dates specified for them in this Agreement. In addition, if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to Employee under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Employee in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. References herein to a termination of Employee’s employment shall be deemed to refer to the date upon which Employee have experienced a “separation from service” within the meaning of Code Section 409A. The Company shall consult with Employee in good faith regarding the implementation of the provisions of this Section 8.12; provided that neither the Company nor any of its employees or representatives shall have any liability to Employee with respect thereto.

8.13 Survival. Sections 5 and 6 (and their subparts) shall survive Employee’s employment and any expiration of this Agreement and shall apply for the duration of employment and beyond in accordance with their terms.

8.14 Counterparts. This Agreement may be executed in any number of counterparts all of which shall constitute one original instrument.

8.15 Interpretation. The Parties to this Agreement have cooperated in the drafting and preparation of this Agreement. Hence, in any construction or interpretation of this Agreement, the same shall not be construed against any party on the basis that such party was the drafter.

IN WITNESS WHEREOF, each of the Company and Employee has executed and delivered this Agreement as of the Effective Date.

CONFIRMED AND AGREED:

TSR, Inc.

By:	/s/ Bradley M. Tirpak	By:	/s/ Thomas Salerno
	Bradley M. Tirpak		Thomas Salerno
Title:	Chairman of the Board